Exhibit (m)(i)(B)

DIREXION INSURANCE TRUST

DISTRIBUTION PLAN

SCHEDULE A

The maximum annualized fee rate pursuant to Paragraph 1 of the Direxion Insurance Trust Distribution Plan shall be as follows:

Dynamic VP High Yield Bond Fund
Direxion VP Indexed Commodity Strategy Fund
Direxion VP Indexed Managed Futures Strategy Fund
Direxion VP Long/Short Global Currency Fund
Direxion Zacks VP MLP High Income Fund
Direxion VP Monthly S&P 500® Bear 2X Fund
Direxion VP Indexed Synthetic Convertible Strategy Fund
Direxion VP Indexed Synthetic Convertible Strategy Bear Fund

Up to 1.00% of the average daily net assets

Last revised February 6, 2014